Exhibit 5.1

July 31, 2013

LIN Media LLC

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

Ladies and Gentlemen:

We have acted as counsel to LIN Media LLC, a Delaware limited liability company (the “Company”), in connection with the preparation, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger, dated as of February 12, 2013, by and between the Company and LIN TV Corp., a Delaware corporation (“LIN Corp.”) (such agreement, as it may be amended from time to time, the “Merger Agreement”), and in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”), as the successor issuer to LIN Corp. pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), of the following Post-Effective Amendments (the “Post-Effective Amendments”) to Registration Statements on Form S-8 (the “Registration Statements”):

•                  Post-Effective Amendment No. 1 to Registration Statement No. 333-87920, originally covering up to an aggregate of 5,832,759 shares of LIN Corp.’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), certain of which are issuable under the 1998 Stock Option Plan (as subsequently amended and restated, the “1998 Plan”) and the 2002 Stock Plan (as subsequently amended and restated, the “2002 Plan”) (together with an indeterminate amount of interests to be offered or sold pursuant to the 1998 Plan and the 2002 Plan);

•                  Post-Effective Amendment No. 1 to Registration Statement No. 333-126607, originally covering 3,600,000 additional shares of LIN Corp.’s Class A Common Stock issuable under the 2002 Plan;

•                  Post-Effective Amendment No. 1 to Registration Statement No. 333-126608, originally covering 400,000 shares of LIN Corp.’s Class A Common Stock issuable under the Amended and Restated 2002 Non-Employee Director Stock Plan (as subsequently amended and restated, the “2002 Director Plan” and, together with the 1998 Plan and the 2002 Plan, the “Plans”);

•                  Post-Effective Amendment No. 1 to Registration Statement No. 333-139136, originally covering 1,100,000 additional shares of LIN Corp.’s Class A Common Stock issuable under the 2002 Director Plan;

•                  Post-Effective Amendment No. 2 to Registration Statement No. 333-166881, originally covering 1,500,000 additional shares of LIN Corp.’s Class A Common Stock issuable under the 2002 Director Plan and 2,500,000 additional shares of LIN Corp.’s Class A Common Stock issuable under the 2002 Plan; and

•                  Post-Effective Amendment No. 2 to Registration Statement No. 333-181776, originally covering 2,600,000 additional shares of LIN Corp.’s Class A Common Stock issuable under the 2002 Plan.

The Registration Statements, as amended by the Post-Effective Amendments, relate to the offer and sale by the Company of common shares representing limited liability company interests in the Company (the “Shares”) under the Plans as a result of the Company assuming such Plans pursuant to the transactions contemplated by the Merger Agreement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Merger Agreement, the Registration Statements and the Plans pursuant to which the Shares will be issued and such limited liability company records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered for sale pursuant to the Registration Statements, as amended by the Post-Effective Amendments, have been duly authorized and, when issued upon the terms and conditions set forth in the Plans and the Registration Statements, as amended by the Post-Effective Amendments, will be validly issued and nonassessable.

The opinion expressed herein is limited to the limited liability company laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein.

We hereby consent to the use of this letter as an exhibit to the Post-Effective Amendments.  In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP